Exhibit 16.1

June 30, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated July 1, 2026, of Sangamo Therapeutics, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP